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                                                                    Exhibit 99.1
Contact:

Investors:                                                Media:
Ann Tanabe                                                Daniel Budwick
Encysive Pharmaceuticals                                  BMC Communications
(713) 796-8822                                            (212) 477-9007 ext. 14

Hershel Berry
The Trout Group
(415) 392-3385


FOR IMMEDIATE RELEASE


   NEW THELIN(TM) DATA PRESENTED AT AMERICAN COLLEGE OF RHEUMATOLOGY MEETING

    Study Shows Improvements in Six-Minute Walk Distance and NYHA Functional
        Class in Patients with Pulmonary Arterial Hypertension Related to Connective Tissue  Diseases

                 Data to be Highlighted at ACR Press Conference

HOUSTON - OCTOBER 18, 2004- Encysive Pharmaceuticals (NASDAQ: ENCY) today announced that new clinical data on Thelin(TM) (sitaxsentan) will be presented at the American College of Rheumatology (ACR) Annual Scientific Meeting in San Antonio (October 16-21). Results from a subgroup analysis of the 178-patient pivotal Phase IIb/III STRIDE-1 (Sitaxsentan To Relieve ImpaireD Exercise) will be discussed showing the positive impact of Thelin upon patients with pulmonary arterial hypertension (PAH) related to connective tissue diseases, such as scleroderma and lupus, during a scientific session to take place on Thursday, October 21 at 9 a.m.

In the study, entitled "Sitaxsentan Improves 6MW in Patients with Pulmonary Arterial Hypertension (PAH) Related to Connective Tissue Diseases (CTD)," 42 patients diagnosed with PAH related to a CTD were assessed for a period of 12 weeks. The treatment effect upon six-minute walk distance (6MW), the standard measurement of function in patients with PAH, was 58 meters. In addition, 24 percent of the patients in the treatment group improved one New York Heart Association (NYHA) functional class.

"Thelin significantly improved the key efficacy variable of six-minute walk, as well as hemodynamics such as cardiac index and pulmonary vascular resistance in patients with PAH related to CTD," said Vallerie McLaughlin, M.D., University of Michigan Hospital, Ann Arbor, Michigan and lead investigator of the study. "The availability of this once daily, well tolerated, oral therapy represents an important treatment advance over other agents, some of which require a more complicated, intravenous delivery system."


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                                                                    Exhibit 99.1

Note: Dr. McLaughlin's Thelin data in CTD will be highlighted today at 1:30 p.m. in an ACR press conference, entitled, "Scleroderma and Lupus: New Clinical Information and Treatment Options."

MORE STUDY DETAILS

In the multicenter, randomized, double-blind, placebo-controlled study, patients in the treatment group (n=33) received an oral dosage of either 100 mg or 300 mg of Thelin once daily for 12 weeks, while the control group (n=9) received a placebo. At baseline, all CTD patients were NYHA Class II or III, and had a 6MW distance of 356 meters. After 12 weeks, 6MW treatment effect was 58 meters (p= 0.0274), due to both an increase in 6MW by 20 meters in the treatment group from baseline (p=0.0327) and a decrease in 6MW by 38 meters in the placebo group from baseline. Eight of 33 patients receiving Thelin also improved by one NYHA functional class on Thelin, compared with one of nine placebo patients. Thelin was well tolerated and no liver function abnormalities or serious adverse events were observed.

"The positive findings from this STRIDE-1 subgroup analysis help further differentiate Thelin and its potential from any other drug in this category," said Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. "We will continue with our strategy to explore Thelin's full therapeutic potential by evaluating it across the broadest population possible."

ABOUT CONNECTIVE TISSUE DISEASE

Scleroderma, lupus and related connective tissue diseases are chronic inflammatory autoimmune diseases that can damage the blood vessels of the lungs and other organs. Together, scleroderma and lupus alone affect over 1,800,000 people in the United States. PAH is a common, devastating complication of these diseases. For more information on scleroderma and lupus, visit the Scleroderma Foundation at www.scleroderma.org and the Lupus Foundation of America at www.lupus.org.

ABOUT THELIN AND PAH

Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500 fold selective in the targeting of the endothelin A receptor.

Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart and lung transplant. Primary and secondary PAH are estimated to afflict approximately 80,000 to 100,000 people worldwide, many of whom are children and young women.


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                                                                    Exhibit 99.1

Side effects of Thelin seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, constipation, nasal congestion and flushing. Because Thelin inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with Thelin.

ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

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